17

LEASE AGREEMENT

LEASE AGREEMENT ENTERED INTO BY ONE PARTY BANCO BILBAO VIZCAYA-MEXICO, SOCIEDAD ANONIMA, INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBV-PROBURSA, FIDUCIARY DIVISION, IN CAPACITY AS TRUST FIDUCIARY NAMED SUBMETROPOLI DE TIJUANA, REPRESENTED BY AURELIO SERGIO TORRES RODRIGUEZ AND BERTHA LETICIA DEL RIO MARTINEZ (HEREINAFTER “LESSOR”), APPEARING WITH EL FLORIDO CALIFORNIA, S.A. DE C.V., REPRESENTED HEREIN BY GEORGINA SERRANO DE ROMERO AND JOSE LUIS NORIEGA BALCARCEL IN CAPACITY AS ADMINISTRATORS OF THE TRUST SUBMETROPOLI DE TIJUANA (HEREINAFTER “EL FLORIDO”) AND THE OTHER PARTY ENSATEC, S.A. DE C.V., REPRESENTED HEREIN BY MR. JOSE DE JESUS CALLEROS (HEREINAFTER “LESSEE”), IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES:

DECLARATIONS

I.-    THE LESSOR declares:

a) That a trust management and transfer of owner was established on December 5, 1974, in regards to land with an area of 2,292.835 hectares, that consequently was formalized on September 18, 1975, in the presence of Notary Public Number 31 of the Distrito Federal, as shown with the public deed number 112,091, dated September 18, 1975, which was duly recorded in the Public Registry of Property and Commerce of the City of Tijuana, Baja California, under number 39,965, page 242, volume 123, first section. For ease of reference this will be referred to as “Submetropoli de Tijuana Trust.”

b) That the trustees of the Submetropoli de Tijuana Trust agreed to surrender their interest regarding said trust on behalf of El Florido, as shown in public deed number 82,550, dated November 28, 1985, granted in the presence of Notary Public number 54 of the Distrito Federal, which was duly recorded in the Public Registry of Property and Commerce of the City of Tijuana, Baja California, under number 17,810, volume 32, Second Auxiliary Section of Commerce.

c)
That on June 17, 1997, El Florido replaced National Financiera, S.A. as Fiduciary of the Submetropoli de Tijuana Trust for Banco Bilbao Vizcaya-Mexico, Sociedad Anonima, Institución de Banca Multiple, Grupo Financiero BBV -Probursa, Fiduciary Division, as shown in public deed number 3,705 dated June 17, 1997, granted in the presence of Notary Public

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Number 7 of Tijuana, Baja California, which was duly recorded in the Public Registry of Property and Commerce of the City of Tijuana, Baja California, under number 5110624, Civil Section.

d)
That within the buildings that form a part of the Submetropoli de Tijuana Trust is Lot 2A with official domicile located in Calle Colinas 11730 of the El Florida Industrial Park subdivision, Colinas Section, Delegación La Presa, with cadastral key FD930002, the same being 11,760.46 square meters that is equivalent to 126,598.58 square feet (including a flat area of 10,791.55 square meters), on which the Lessor will build a 51,505.74 square foot industrial warehouse (hereinafter “Construction Site”).

e)
That it is entering into this agreement in accordance with the instructions received by El Florido and that its legal representatives have the capacity to enter into this Contract as shown with the power-of-attorney that is attached hereto as Attachment “A”.

f)
That the premises leased, as defined in this contract, have the public services infrastructure necessary, including electricity, water, drainage, and telephone lines, and can be used to establish light-duty industry, as demonstrated with the technical opinion of land use issued by the General Directorate of Urban and Ecological Development of the Municipality of Tijuana, also attached as Attachment “B”.

II.	EL FLORIDO CALIFORNIA, S.A.de C.V. declares:

a)
That it is a commercial corporation formed in accordance with the General Law of Commercial Corporations with public deed number 82,542, dated November 27, 1985, granted before Notary Public number 54 of the Ciudad de Mexico, Distrito Federal, November 27, 1985, and recorded in the Public Registry of Property and Commerce of the City of Tijuana Baja California, under number 17,323, volume 31, Second Auxiliary Commerce Section.

b)
That it is duly represented in this action by Dr. Georgina Serrano de Romero y Mr. José Luis Noriega Balcárcel who have sufficient powers to instruct the Lessor on entering into this contract and who appear to verify the instructions of El Florido to the Lessor for the holding of this contract, as is clear from the documents that are part of Attachment “A”.

III.	THE LESSEE declares:

a)
That it is a commercial corporation formed in accordance with the General Law of Commercial Corporations, with public deed number 23,316, dated October 2, 1985, granted before Notary Public number 6 of the City of

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Tijuana, Baja California, which was duly recorded in the Public Registry of Property and Commerce of the City of Tijuana, Baja California, under number 17662, volume 32, Second Auxiliary Commerce Section, as is shown in the document attached hereto as Attachment “C”.

b)	That it is duly represented in this action by Mr. José de Jesús Calleros, who has sufficient powers to enter into this contract as is clear from the document attached as Attachment “C”.

c)	That it wishes to lease from the Lessor the Lease Property, as hereinafter defined.

Having declared the above, the parties agree to the following:

C L A U S E S

FIRST. LEASE AND DELIVERY:

The Lessor grants the lease to the Lessee and the Lessee takes possession of the Lease Property from the Lessor as defined below.

SECOND. CONSTRUCTION OF THE BUILDING:

The Lessor, at his own cost, will construct an industrial building and certain improvements to the same on the Construction Site (hereinafter the “Building”) in accordance with the plans, specifications and work schedule that will be approved by the parties after the signing of this contract and will be attached to the same as Attachment “D”. The preliminary plans of the Building and the general specifications for the buildings of the Lessor will be attached as Attachment “D” and will be used as a guide in the preparation of such plans, specifications and work schedule. For ease of reference on the following pages, the Building Site and the Building will be called jointly “Lease Property”.

THIRD. DELIVERY AND ACCEPTANCE OF THE BUILDING:

3.1.
The Lessor agrees that the construction of the Building must be finished on or before July 31, 2000. Once finished, the Lessor shall notify the Lessee that the construction of the Building has finished with the purpose of the Lessee inspecting the Building and determine if it complies with the requirements established in Attachment “D”.

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3.2.
The Lessee inspection must be done within four (4) working days following written notification from the Lessor. If the Lessee determines that the Lease Property complies with the requirements established in Attachment “D”, the Lessee shall, within these four (4) days, issue a certificate of acceptance of the terms established in Attachment “E” (hereinafter “Certificate of Acceptance”).

3.3.
If the Lessee deems that the Building does not comply with that established in Attachment “D”, the Lessee shall, within the established four (4) days, submit to the Lessor a list of pending issues for the Lessor to review and correct. Once said notification is received, the Lessor shall promptly perform the necessary corrections to the Building duly notifying the Lessee once the corrections have been completed. The Lessee will then have four (4) working days to perform another inspection of the Building and, within these four (4) working days, notify the Lessor of any other additional correction, or issue the Certificate of Acceptance.

3.4.
The Lessee agrees that, if a response in relation to the inspection of the Building is not issued within the four (4) working days established in the preceding paragraphs, the Building will be considered acceptable by the Lessee at the date of the end of the four (4) working days, and a Certificate of Acceptance will not be required. The Lessee agrees not to withhold the Certificate of Acceptance in the assumption that the list of pending issues refers to minor cosmetic details that do not represent more than one percent (1%) of the construction specifications established in Attachment “D”, with the understanding that the Lessor promised to correct said work to the satisfaction of the Lessee.

3.5.
If a dispute arises between the Lessor and the Lessee regarding the Building construction that cannot be resolved, the Lessor and the Lessee agree to designate jointly a third party engineer to review the point in controversy and issue an opinion to the parties that will be binding for them. If it is necessary that the Lessor make corrections, the Lessor shall perform them to deliver the Building in accordance with that established in Attachment “D”; however, if the Building is found to be in compliance with the provisions in Attachment “D”, the third party engineer will have the power to issue the Certificate of Acceptance and the Building will be considered accepted for all purposes by the Lessor at the end of the four (4) working days from the date in which the Lessee notified the Lessor of the completion of the Building or of any corrections, whatever the case.

FOURTH. IMPROVEMENTS BY THE LESSEE:

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.1.
The Lessee, at his own cost, will be able to install or construct additional improvements (hereinafter “Lessee Improvements”) and the Lessee will be able to modify these improvements, provided they do not damage the structure of the Lease Property and prior written authorization is obtained from the Lessor for the construction, which will not be denied or withheld without just cause.

4.2.
Regarding the construction of any Lessee Improvements, the Lessee agrees to indemnify and hold harmless the Lessor regarding any suit or claim by any third parties, including suppliers, contractors and government authorities, such as the Mexican Social Security Institute, National Housing Fund, Secretariat of Finance and Public Credit, and Secretariat of Finance, and in regards to any civil liability as a result of non-compliance by the Lessee of any obligations arising from construction of any Lessee Improvements.

FIFTH. USE OF LEASE PROPERTY:

The Lessee is obligated to use the Lease Property exclusively to perform light-duty industrial activities, consistent with general office, warehouse, manufacturing, storage, services, repairs, engineering, sales, product demonstration, training of employees and customers, auxiliary warehouse, parking of vehicles, and any other use related to the manufacture, warehousing and office services, and for no other use without written authorization from the Lessor. During the Term of the Lease, as defined below, the Lessor will not make or permit any other person to perform any act on the Lease Property that is against any law, statute, ordinance, restriction or regulation.

SIXTH. TERM OF LEASE, PERMITS, AUTHORIZATION AND LICENSES:

6.1.	The initial term of this lease will be ten (10) years (hereinafter “Term of Lease”). The Term of Lease will begin from the issuance of the Certificate of Acceptance (hereinafter “Lease Start Date”).

6.2
The Lessee will have the right to renew the Term of Lease for two consecutive terms of 5 years each. The Lessee shall exercise the right to extend the Term of Lease by means of written notification delivered to the Lessor at the address indicated in this contract

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at least six (6) months before the end of the Term of Lease, or from the end of the first renewal of five (5) years. The right to extend is conditional upon the Lessee being in compliance with this contract.

SEVENTH. RENT:

7.1.
From the Lease Start Date, the Lessee is obligated to pay the Lessor as monthly rent the sum of $0.35 dollars (thirty-five cents, Legal Currency of the United States of America) per square foot per month, equivalent to the amount of $ 18,027.00 Dollars, (Eighteen thousand twenty seven 00/100 Legal Currency of the United States of America). The monthly rent is subject to increases each anniversary of the Lease Start Date at the rate of 3%.

7.2.
The aforementioned monthly payments on the Lease Property will be made in legal currency of the United States of America. Each rent payment will be made in advance during the first five (5) working days of each month. If the rent cannot be paid in United States of America Dollars, the Lessee agrees to pay the rent in national currency pesos, in a sufficient amount of pesos to acquire United States of America dollars at the change rate in effect in Tijuana, Baja California on the date in which the rent is due. The exchange rate will be that offered for the sale of United States of America dollars by any of the following banks: Banco Nacional de Mexico, S.A., Institución de Banca Múltiple member of Grupo Financiero Banamex Accival; Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero y Banco Bilbao Vizcaya - Mexico, S.A., Institución de Banca Múltiple Grupo Financiero BBV - Probursa.

7.3.
The Lessee will pay the Value Added Tax that corresponds to the monthly rent payment in legal currency of the United States of America or in an equivalent amount in Pesos as established in the above paragraph, and the Lessor shall issue the corresponding receipt.

7.4.
If the Lessee does not make the rent payment within the period of five working days indicated in paragraph 7.2., the Lessee shall pay the Lessor a default annual interest of twenty-five percent (25%) on the total debt amount of rent until the date on which payment is made.

7.5.
If the start day of the lease is a different day that the first day of the month, the amount of the first monthly payment will be prorated based on the time during which the Lease Property was occupied by the Lessee, and the amount of the last payment of rent shall be prorated

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based on the time during which the Lease Property was occupied by the Lessee until the Term of Lease is up.

7.6	On the date of signing this contract the Lessee has paid the Lessor a month's rent that shall be applied to the rent for the first month of the Term of Lease.

EIGHTH. SERVICES, SERVICE FEES AND TAXES:

8.1.
The Lease Property will have the infrastructure necessary for the supply of public services, including water, electrical power and telephone. The Lessor shall provide all of the documentation necessary for the Lessee to contract said services. The Lessee shall contract and pay all public services on the Lease Property. Regarding electrical power, the Lessee recognizes that the Lessor has paid fees to the Federal Electricity Commission (“CFE”) for KVA power available inside the Industrial Park El Florido, Seccion Colinas, where the Leased Property is located. If the Lessee needs KVA of energy, the Lessor shall provide part of the KVA designated to the Lessor by the Federal Electricity Commission at the Lessee's cost in United States of America Dollars up to 500 KVA. Other connection and deposit fees shall be paid directly to the Federal Electricity Commission by the Lessee.

8.2.
From the Lease Start Date and during the Term of Lease, the Lessee shall pay the fees and charges for the public services, including electricity, gas, telephone, water, and drainage. The Lessee shall also pay (through refunds), the Property Taxes. In the first two (2) months of each year, the Lessor shall deliver to the Lessee a copy of the payment receipts of the corresponding Property Taxes and receipts for the corresponding amount, including the Value Added Tax, so it may be refunded to the Lessor.

NINTH. TRANSFER OF RIGHTS AND SUBLETTING:

9.1.
The Lessee shall not sublet the Lease Property nor transfer rights and obligations originating from this contract, unless obtaining prior written consent from the Lessor, which cannot be denied without just cause. The transfer of rights and obligations or the subletting does not free the Lessee or Guarantor, as defined below, from the obligations derived from this contract, and the Lessee and Guarantor will remain obligated before the Lessor severally with respect to compliance with said obligations.

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9.2.
The Lessor shall have the right to transfer or assign, from time to time, all or any of the rights and obligation of the Lessor described in this contract or any interest that he may have in the same, without the consent of the Lessee, on the condition that said transfer does not diminish any of the rights of the Lessee and provided the Lessor remains responsible for all its obligations under this lease agreement. If said transfer occurs, the Lessee will not be able to reduce or withhold any rent payment stipulated under this contract mounting against the assignee any defense, retentions of rent, or counterclaim the Lessee may have against the Lessor or any affiliates. The Lessee specifically waives the payment of rent or any preventative measure to ensure payment of a complaint pursuant to the Code of Civil Procedures.

TENTH. SUBORDINATION

During the Term of Lease, the Lessor shall have the right to encumber his interest in the Lease Property in this contract for any purpose that he deems appropriate, and the Lessee shall and be hereby effectively subordinate its interest in this contract and in the Lease Property to the lien; however, if said lien is executable legally, the lien holder shall agree to respect the contract and accept the execution by the Lessee of its obligations under this contract. The Lessee will enter into any contract that may be required by the Lessor in confirmation of such subordination and shall provide without limitation, any type of financial information, records, and certifications that may be required for any financial institution, banks, fiduciary, or insurance, o any other recognized loan granting institution.

ELEVENTH. MAINTENANCE AND REPAIRS:

11.1.
The Lessor guarantees that the Lease Property is free from any construction defect. The Lessor shall during the term of the Lease provide maintenance and repair on its behalf and the ceiling (roof), the structural integrity of the roof, columns, slab, exterior walls and cement, with the understanding that, if the damages to the structure or any other element of the Lease Property are caused as a result of negligence on part of the Lessee, including but not limited to the representative, agents, guests, contractors and/or suppliers of Lessee, the Lessee will be responsible for the repair of any Lease Property structure.

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11.2.
The Lessee during the Term of Lease is obligated to provide maintenance and repair to the Lease Property, including floors, windows, glass, doors, loading and unloading ramps, internal and external wall paint, normal plumbing, green areas, air conditioning and ventilation system, lighting, electrical installations and in general all not considered a structural repair pursuant to the previous paragraph. All repairs completed by the Lessee must be equal in quantity and quality to the original. The Lessee will keep all parts of the Lease Property clean and orderly and the Lessor will transfer all guarantees on the Lease Property to the Lessee, as appropriate.

11.3.
In the event the Lessee does not comply with Lease Property maintenance and repair obligations, the Lessor shall perform the maintenance and repair as needed and, in this case, the Lessee shall reimburse the Lessor within a period of fifteen (15) calendar days following the delivery of the invoice to the Lessee of those expenses that the Lessor incurred in completing said repairs or maintenance. If the Lessee does not pay the maintenance or repair invoice that the Lessor paid, the Lessee shall pay default interest at the rate specified in clause 7.4. of this contract on the total amount paid by the Lessor.

11.4.
The Lessor is responsible at all times for defects and hidden defects in the roof, columns, floors, exterior walls, containment walls, drainage lines and the remaining infrastructure of the Lease Property.

TWELTH. INSURANCE:

12.1.	During the Lease Term, the Lessee promises to obtain and maintain current the following policies.

(a) coverage against third party personal injuries, death, or personal property that may occur in or on the immediate Lease Property. Said insurance shall cover an amount not less than $1,000,000.00 dollars (One million 00/100 dollars, legal currency of the United States of America), policy that must cover personal injury and property damage.

(b) coverage against loss or damage caused by fire, lightning, airplanes that crash, smoke, storm, earthquake, hail, vehicle damage, volcanic eruption, strike, civil disturbance, vandalism, riots, intentional damage, flood, and any other disaster generally covered by extended coverage insurance, in an amount that covers the cost of total reconstruction of the

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Lease Property, including buildings and improvements (excluding any Lessee Improvements), foundations and excavations of the Lease Property. This insurance will cover damages worth at least $1,200,000.00 dollars (One Million Two hundred Thousand 00/100 dollars in legal currency of the United States of America).

(c) against income interruption in rent payment on behalf of the Lessor resulting from any disaster for a period up to a year.

12.2.
All policies, which shall be obtained in the terms of the previous paragraph, and any other policy that is required pursuant to this contract, shall designate the Lessor as an additional beneficiary and establish that there will be no cancelation unless the Lessor is notified thirty (30) days in advance. The Lessee shall provide the Lessor certification that proves compliance of having obtained the insurance policies pursuant to this clause.

12.3.
The Lessee is obligated to obtain the insurance indicated in the previous paragraphs from a qualified insurance company, financially solvent and duly authorized to provide insurance coverage in the Republic of Mexico, approved by the Lessor in a reasonable manner. If the Lessee does not procure and maintain insurance coverage in accordance with the previous paragraphs, the Lessor shall provide written notification to the Lessee of said failure to maintain insurance coverage, and if the Lessee does not show there is coverage within five (5) working days following the notification, the Lessor shall obtain the policies and the Lessee shall reimburse the Lessor for the additional expenditures within thirty (30) days following the requirement on behalf of the Lessor. If it is not done, the Lessee will pay default interest to the Lessor at the rate stipulated in clause 7.4 above.

12.4
In case of loss under any of the policies considered in this contract, the indemnity paid by the insurance company shall be exclusively for the benefit of the Lessor. In addition, in all insurance policies it shall be established that no modification or cancellation of the policies shall occur without previous written notification submitted to the Lessor at the address stipulated in this contract, provided the modification to the insurance policies does not make them void.

THIRTEENTH. LOSS AND DESTRUCTION.

A.-
Total. If all or a considerable part of the Lease Property is damaged or destroyed by fire, act of nature or any other reason that makes it impossible for the Lessee to continue operating his business, the Lessor,

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within a maximum period of two weeks from the destruction, shall determine if the Lease Property can be restored within a period of six (6) months and will notify the Lessee of said determination. If the Lessor determines that the Lease Property cannot be restored within the six month time period, both the Lessor and the Lessee will have the right and the option to terminate this lease agreement, notifying in writing the other party. If the Lessor determines that the Lease Property can be restored within the six

(6) months, the Lessor, at his own cost, and to the extent of funds granted to the Lessor for insurance, shall proceed diligently to reconstruct the Building and, in such a case, the Lessor shall accept in exchange for rent during the period in which the Lessee has been substantially deprived of the use of the Property, the amount of insurance that is payable under the income interruption insurance provisions of clause 12.1. (c) of this contract.

B. Partial. If partial damage is caused to the Lease Property, the Lessor and the Lessee shall repair said damages, each party restoring the portion of the improvements that correspond to each under this Contract; with the understanding that, during the time required for the repairs of the Lessor Improvements, the rent payable by virtue of this contract by the Lessee will be equitably prorated according to the incidence of use and possession on behalf of the Lessee of the Lease Property, which has been done on account of said damages and repairs. The balance to complete the normal rent payable will be covered by the income interruption insurance established in Clause 12.1. (c) of this contract.

FOURTEENTH. ENVIRONMENT.

14.1.
The Lessor guarantees to the Lessee that the Lease Property, presently and up to the delivery and acceptance by the Lessee is free of any environmental liability and it does not have any ground or groundwater pollutants, or any other type of contamination that may be considered a violation of the General Law of Ecological Balance and Environmental Protection and its applicable regulations.

14.2.
The Lessee agrees to indemnify the Lessor against any environmental liability that may arise by any act or omission on the part of the Lessee, his employees, representatives, agents, guests, contractors and/or suppliers, which are listed without limitation, but not comprehensively, during the Lease Term or any renewal.

FIFTEENTH. DELIVERY:

15.1.	The Lessee shall return possession of the Lease Property to the Lessor the last day of the effective date of this contract without delay and in

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proper conditions for its immediate use without major faults than produced through normal usage and passage of time. During the month prior to the End of the Lease an inspection of the Lease Property will be conducted jointly with the purpose of determining the condition and state of the Lease Property.

15.2.
All signs, inscriptions, marquees, and analogous objects that may have been installed by the Lessee shall be removed at the latest on the day that the Term of Lease ends. The furniture and equipment installed by the Lessee will continue being property of the Lessee and shall be removed by the Lessee prior to the last day of the lease. The Lessee at his own expense shall repair any damage that may have been produced by the installation or removal of the Lessee Improvements in order to return the Lease Property to its original condition, considering normal usage faults of the same.

15.3.
If the Lessee stays in possession of the Lease Property after the end of the Term of Lease, the Lessor shall have the right to receive rent from the Lessee for the amount equivalent to one and a half times the monthly rent in effect during the last month of the prorated lease for each day that elapses without the Lessor receiving possession of the Lease Property from the Lessee. The rent will be determined daily in accordance with the number of days elapsed without the Lessor receiving possession of the Lease Property from the Lessee.

SIXTEENTH. RETENTION:

The Lessee in this action agrees not to retain or offset rental payments and, therefore, will submit under the terms agreed to in this contract, all the rental payments to which the Lessor is entitled, or any other amount owed by the Lessee in the manner and time established in this contract.

SEVENTEENTH. ENTRY TO THE LEASE PROPERY BY THE LESSOR:

17.1.
The Lessee shall permit the Lessor, or any of his authorized representatives, entry to the Lease Property at any reasonable hour, with 24 hours prior notification, with the purpose of inspecting and making repairs that may be necessary for the Lease Property or that are the responsibility of the Lessor per the contract.

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17.2.
If the Lessee decides not to renew this lease, the Lessor has the right to enter the Lease Property during the last six (6) months of the applicable lease term, on work days and hours with the intent of showing the Lease Property to potential Lessees, by notice given at least 48 hours in advance to the Lessee, and without causing inconvenience for Lessee.

EIGHTEENTH. PARK REGULATION AND ASSOCIATION:

18.1.
The Lessee agrees to follow all the terms and conditions contained in the Regulation for Use, Construction, and Maintenance of the Properties Located in the Industrial Park El Florido, of which a copy is attached as Attachment “G”.

18.2.
The Lessee shall have to pay the Lessor upon entering into this contract and on each anniversary of the same an annual maintenance fee that is at present $0.45 (forty-five cents) dollars per square meter. If said fee is not paid during the first five (5) days of each anniversary of this contract, it will become delinquent and the Lessee will be penalized a charge of twenty-five percent (25%) until the payment is made. Once the Association of the Industrial Park El Florido is formed, Colinas Section, the maintenance fees shall be paid directly to the Association of the park in accordance with that approved by said Association.

NINETEENTH. DEPOSIT:

On the date of signing this contract, the Lessee delivered to the Lessor a deposit in the amount equivalent to two (2) months' rent; the same will be used as a guarantee to cover any damage from use of the Lease Property during the Term of the Lease and/or any amount originating from the use of public services. In case there are no damages or no debts to anyone in relation to these issues, the deposit will be refunded to the Lessee by the Lessor upon delivery of the Lease Property by the Lessee. The Lessee understands this deposit will not earn interest.

TWENTIETH. GUARANTEE.

At the same time as entering into this contract, the Lessee shall obtain and submit to the full satisfaction of the Lessor an Absolute Lease Guarantee granted by Pall Corporation in regards to compliance of the obligations of the

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Lessee under this contract and conforming to the terms and conditions established in the form of Attachment “F”.

TWENTY-FIRST. REASONS FOR TERMINATION:

21.1.	The Lessor has the right to terminate this contract by written notification submitted to the Lessee delivered to the Lease Property in the following cases:

a)	failure to pay rent by the Lessee two or more consecutive months or failure to pay default interest caused by delay in paying said rent;

b)	failure to perform the repairs hereunder or maintenance to the Lease Property by the Lessee;

c)	failure of the Lessee to obtain insurance policies provided for in this contract;

d)	failure of the Lessee to give guarantees provided for in clause twenty of this contract;

e)	allocation by the Lessee of the Lease Property, total or partial, for use different than that authorized in this contract, or violation of environmental provisions;

f)	transfer of this contract or subletting of the Lease Property without having prior written authorization from the Lessor;

g)
abandonment of or eviction from the Lease Property. For purposes of this contract, the Lessor will consider the Lease Property abandoned when the Lessee stops performing operations, terminates all employees and stops paying rent for two or more months;

h)
the presentation of a voluntary petition for bankruptcy by the Lessee or registry of an involuntary petition made by creditors of the Lessee, and that said petition remains without remedy for a period of ninety (90) natural days;

i)
failure by the Lessee to comply with each and every one of the applicable laws and regulations of any Mexican government environmental agency, as determined by relevant environmental authorities in relation to the development of activities in the use or operation of any equipment by the Lessee that may be

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considered as pollutant by said agencies, and non-compliance with respect to any recommendations made by those authorities;

21.2.	In addition to the above, each one of the following offenses committed by the Guarantor will be considered non-compliance by the Lessee;

a)	general transfer by the Guarantor for the benefit of creditors;

b)
the presentation of a voluntary petition for bankruptcy by the Guarantor or registry of an involuntary petition made by creditors of the Guarantor, and that said petition remains without remedy for a period of ninety (90) days;

c)	the designation of a receiver that takes substantial possession of the assets of the Guarantor, and that said designation remains without remedy for a period of ninety (90) natural days;

d)
the embargo, attachment, or other legal confiscation of substantially all assets of the Guarantor, when said embargo, attachment or other confiscation remains without remedy for a period of ninety (90) days after application of the same.

TWENTY-SECOND. NOTIFICATIONS:

22.1.
The Lessor and the Lessee agree that the elected addresses to fulfill all the obligations under this contract including the location in case of trial will be for the Lessor, Paseo de los Héroes 9188, quinto piso, Zona Río, Tijuana, B.C. México (unless otherwise indicated in writing by the Lessor) and for the Lessee, Blvd. Agua Caliente 10440 Centro Comercial Barranquitas, Local 1 y 2, Colonia Revolucion, Tijuana, B.C. Codigo Postal 22400.

22.2.
Such notification must be in writing and shall be delivered personally to the legal representative of the party to be notified, or issued by certified mail, return receipt requested, to the addresses mentioned in the preceding paragraph.

TWENTY-THIRD. ENTIRETY OF THE AGREEMENT.

23.1.
This lease and its attachments contain all the agreements and conditions that bind the parties; consequently, the parties recognize that upon signing this lease it is the sole valid document and all prior agreements or previous documents will be considered null and legally invalid.

[signature:][illegible]        [signature:][illegible] [signature:][illegible] [signature:][illegible]

23.2.
If any term, agreement, condition or clause of this lease or its application toward any person or circumstance is held invalid, void or unenforceable by a court of competent jurisdiction, the remaining clauses, agreements and conditions shall remain in force. All attachments that are referred to in this lease are considered integral to the same for all legal purposes.

TWENTY-FOURTH. MODIFICATIONS:

This lease may not be modified orally or by any other means that is not by written agreement duly signed by the representatives of the parties.

TWENTY-FIFTH. ATTACHMENTS:

The documents added to this lease as attachments are an integral part of the same that are held to be incorporated by reference, and therefore any interpretation of the contract will be made jointly with the contents of the attachments.

TWENTY-SIXTH. VARIOUS PROVISIONS:

26.1.
In the event that any party exercises any action against the other to protect certain rights under this contract, such failure will not be construed as a waiver of any right originating from this same contract.

26.2.	This contract may only be modified by signed written agreement by the authorized representatives of the parties provided the date is set as to when the modification is to take effect.

26.3.
In the event any party exercises an action against the other to enforce compliance hereunder, the party obtaining favorable resolution shall be entitled to expenses of reasonable fees, including attorney's fees.

26.4.
The parties agree that this contract shall be governed by the laws of the State of Baja California and to all matters relating to the interpretation and enforcement of this contract, the parties submit to the jurisdiction of the courts of the city of Tijuana, Baja California, Mexico, renouncing any other jurisdiction that they may be entitled to due to current or future residence, or for any other reason.

[signature:][illegible]        [signature:][illegible] [signature:][illegible] [signature:][illegible]

26.5.
This contract is entered into in two versions, one in English and the other in Spanish. The parties agree that for purposes of interpretation or in case of any dispute, the Spanish version will prevail.

IN WITNESS WHEREOF, the parties execute this contract in the City of Tijuana, Baja California, Mexico, February, 21, 2000.

“LESSOR”

BANCO BILBAO VIZCAYA-MEXICO, SOCIEDAD ANONIMA, INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBV-PROBURSA, IN CAPACITY OF FIDUCIARY OF THE SUBMETROPOLI DE TIJUANA TRUST, by;

SERGIO TORRES RODRIGUEZ            BERTHA LETICIA DEL RIO MARTINEZ

[signature:][illegible]                    [signature:][illegible]

EL FLORIDO CALIFORNIA, S.A. DE C.V. IN CAPACITY OF TRUSTEE OF THE SUBMETROPOLI DE TIJUANA TRUST, by;

GEORGINA SERRANO DE ROMERO        JOSE LUIS NORIEGA BALCARCEL
[signature:][illegible]                    [signature:][illegible]

“LESSEE”
ENSATEC, S.A. DE C.V. by;

MR. JOSE DE JESUS CALLEROS
[signature:][illegible]

WITNESSES

Name:                            Name:

F:

Florido
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